Exhibit 10.1

CONSENT AND PAYOFF AGREEMENT

This CONSENT AND PAYOFF AGREEMENT (this “Agreement”), dated as of February 27, 2018 (the “Effective Date”), by and among Napo Pharmaceuticals, Inc., a Delaware Corporation (“Napo” or the “Company”) and each party identified on the signature pages hereto as a purchaser of the Original Second Tranche Notes (as defined below) pursuant to the Note Purchase Agreement (as defined below) (collectively, the “Purchasers” and each, a “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company and the Purchasers are parties to that certain Note Purchase Agreement dated as of March 1, 2017 (as amended, the “Note Purchase Agreement”), pursuant to which the Company issued $656,250 in aggregate principal amount of Original Issue Discount Exchangeable Promissory Notes to the Purchasers at a purchase price of $525,000 on April 27, 2017 (as amended, collectively, the “Original Second Tranche Notes”);

WHEREAS, the Company and the Purchasers are parties to that certain First Amendment to the Note Purchase Agreement and Notes, dated December 29, 2017 (the “First Amendment”), pursuant to which the Original Second Tranche Notes were amended to, among other things, (a) increase the principal amount outstanding under the Original Second Tranche Notes by twelve percent (12%), (b) lower the price at which the Original Second Tranche Notes are exchangeable for shares of the Company’s common stock (the “Common Stock”) from $0.56 per share to $0.20 per share, and (c) extend the maturity date of the Original Second Tranche Notes;

WHEREAS, the Company and the Purchasers are parties to that certain Second Amendment to the Note Purchase Agreement and Notes and Payoff Agreement, dated February 16, 2018 (the “Second Amendment”), pursuant to which, among other things, the Original Second Tranche Notes were amended to extend the maturity date from April 1, 2018 to May 1, 2018 (the “Maturity Date”);

WHEREAS, as of the Maturity Date, the unpaid principal balance of the Original Second Tranche Notes is expected to be $735,000.00, and the accrued, but unpaid interest thereon is expected to be $20,699.38;

WHEREAS, as consideration for the Purchasers’ (i) waiver of the restriction on prepayment of the Original Second Tranche Notes set forth in Section 1(c) of the Original Second Tranche Notes and (ii) agreement to not exercise its right to exchange the Original Second Tranche Notes for shares of Common Stock pursuant to Section 3(a) of the Original Second Tranche Notes, the Company has offered, subject to the terms and conditions hereof, to pay in cash all outstanding obligations of Company under the Original Second Tranche Notes by wire transfer of $755,699.38 (the “Payoff Amount”); and

WHEREAS, the Purchasers are willing to accept the Company’s offer to pay in cash the obligations of the Company under the Original Second Tranche Notes to the Purchasers by delivering the Payoff Amount to the Purchasers as a complete payoff and satisfaction of the

Original Second Tranche Notes and as consideration for the execution of this Agreement, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Definitions.  Capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in the Note Purchase Agreement.

2.              Company’s Covenants.

a.              Within three (3) days of the Company’s receipt of proceeds of $5.0 million or more from one or more equity financings (the “Proposed Financings”) and, in any case, no later than April 15, 2018, the Company shall wire to the Purchasers the Payoff Amount to be allocated as set forth on Exhibit A hereto (such date of payment, the “Payment Date”).

b.              Until the Payment Date, the total number of outstanding shares of voting Common Stock of the Company shall not exceed 90,328,033 shares, excluding (i) shares of Common Stock issued in connection with the Proposed Financings and (ii) the issuance of (x) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the board of directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose or (y) securities exercisable or exchangeable for, redeemable for, or convertible into shares of Common Stock issued and outstanding on the Effective Date, provided that such securities have not been amended without the prior written consent of the Purchasers since the Effective Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities.

3.              Purchasers’ Covenants.  In consideration of the agreements set forth herein, each Purchaser hereby agrees as follows:

a.              Each Purchaser hereby waives the restriction on prepayment of the Original Second Tranche Notes set forth in Section 1(c) of the Original Second Tranche Notes.

b.  Each Purchaser hereby agrees to not exchange the Original Second Tranche Notes for shares of Common Stock pursuant to Section 3(a) of the Original Second Tranche Notes.

c.  Each Purchaser hereby agrees that, upon receipt of the Payoff Amount:

i.                  all obligations and liabilities of Company and its affiliates under the Original Second Tranche Notes shall be deemed paid in full and extinguished;

ii.               the Purchasers will not have any further rights under the Original Second Tranche Notes or the Note Purchase Agreement;

iii.            neither Company nor any of its affiliates shall have any further obligation under the Original Second Tranche Notes and the Note Purchase Agreement;

iv.           the Original Second Tranche Notes shall automatically terminate and be of no further force and effect; and

v.              each Purchaser will promptly deliver to the Company its Original Second Tranche Note, marked cancelled.

4.              Mutual Release.  In consideration of the agreements set forth herein, the Company and each Purchaser hereby agree as follows, effective as of the Payment Date:

a.  Release by Company:

i.                  Company does hereby release, acquit and forever discharge each Purchaser and their respective past and present officers, directors, attorneys, affiliates, members, managers, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a “Company Released Claim” and collectively, the “Company Released Claims”), that Company hereunder has as of the Effective Date or may acquire in any way arising out of, connected with or related to the Original Second Tranche Notes, Note Purchase Agreement, First Amendment and Second Amendment.

ii.               Each person signing below on behalf of Company hereunder acknowledges that he or she has read each of the provisions of this Section 4(a). Each such person fully understands that this Section 4(a) has important legal consequences, and each such person realizes that they are releasing any and all Company Released Claims that Company may have. Company hereby acknowledges that each of them has had an opportunity to obtain a lawyer’s advice concerning the legal consequences of each of the provisions of this Section 4(a).

iii.            Company hereby specifically acknowledges and agrees that: (x) none of the provisions of this Section 4(a) shall be construed as or constitute an admission of any liability on the part of any Purchaser; (y) the provisions of this Section 4(a) shall constitute an absolute bar to any Company Released Claim of any kind, whether any such Company Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (z) any attempt to assert a Company Released Claim barred by the provisions of this Section 4(a) shall subject Company to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

iv.           Company expressly waives any and all rights and benefits conferred upon it by Section 1542 of the Civil Code of the State of California (and any similar or like statute or other law which may be applicable), which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Company expressly agrees and understands that the release given by it pursuant to this provision applies to all unknown, unsuspected and unanticipated claims which it may have against the Purchasers that it has released. Company understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the California Civil Code (and any similar or like statute or other law which may be applicable) is that even if it should eventually suffer additional damages relating in any way to any dispute, that Company will not be permitted to make any claim for those damages against the Purchasers that it has released pursuant to this Agreement. Furthermore, Company acknowledges that it intends these consequences even as to claims for damages that may now exist as of the date of this Agreement but which are not known to exist, and which, if known would materially affect its decision to execute these releases, regardless of whether their lack of knowledge, or the lack of knowledge of any one of them, is the result of ignorance, oversight, error, negligence, or any other cause.

b. Release by the Purchasers.

i.                  Each Purchaser hereunder, for itself and on behalf of its respective successors and assigns, does hereby release, acquit and forever discharge Company and Jaguar and all of their respective past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a “Purchaser Released Claim” and collectively, the “Purchaser Released Claims”), that any Purchaser hereunder now has as of the Effective Date or may acquire in any way arising out of, connected with or related to the Original Second Tranche Notes, Note Purchase Agreement, First Amendment and Second Amendment.

ii.               Each person signing below on behalf of any Purchaser hereunder acknowledges that he or she has read each of the provisions of this Section

4(b). Each such person fully understands that this Section 4(b) has important legal consequences, and each such person realizes that they are releasing any and all Purchaser Released Claims that any such Purchaser may have. Each Purchaser hereunder hereby acknowledges that it has had an opportunity to obtain a lawyer’s advice concerning the legal consequences of each of the provisions of this Section 4(b).

iii.            Each Purchaser hereby specifically acknowledges and agrees that: (x) none of the provisions of this Section 4(b) shall be construed as or constitute an admission of any liability on the part of Company; (y) the provisions of this Section 4(b) shall constitute an absolute bar to any Purchaser Released Claim of any kind, whether any such Purchaser Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Purchaser Released Claim barred by the provisions of this Section 4(b) shall subject each Purchaser to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

iv.           Each Purchaser expressly waives any and all rights and benefits conferred upon it by Section 1542 of the Civil Code of the State of California (and any similar or like statute or other law which may be applicable), which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each Purchaser expressly agrees and understands that the release given by it pursuant to this provision applies to all unknown, unsuspected and unanticipated claims which it may have against the Company that it has released. Each Purchaser understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the California Civil Code (and any similar or like statute or other law which may be applicable) is that even if it should eventually suffer additional damages relating in any way to any dispute, that no Purchaser will be permitted to make any claim for those damages against the Company that it has released pursuant to this Agreement. Furthermore, each Purchaser acknowledges that it intends these consequences even as to claims for damages that may now exist as of the date of this Agreement but which are not known to exist, and which, if known would materially affect its decision to execute these releases, regardless of whether their lack of knowledge, or the lack of knowledge of any one of them, is the result of ignorance, oversight, error, negligence, or any other cause.

5.              Conditions to Effectiveness.  This Agreement shall become effective when executed and delivered by each of the parties hereto.

6.              Default and Remedies.  The Company’s breach of any of the covenants in Section 2 of this Agreement shall constitute an Event of Default under the Original Second Tranche Notes and the Purchasers shall be entitled to the remedies for such Event of Default specified under the Original Second Tranche Notes.

7.              Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

8.              APPLICABLE LAW.  THIS AGREEMENT AND ALL OTHER DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.

9.              Counterparts.  This Agreement may be executed and delivered in any number of counterparts, and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.  Execution of this Agreement via facsimile or other electronic transmission (e.g., .pdf) shall be effective, and signatures received via facsimile or other electronic transmission shall be binding upon the parties hereto and shall be effective as originals.

10        Headings.  The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consent and Payoff Agreement as of the day and year first above written.

COMPANY:

NAPO PHARMACEUTICALS, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	Chief Executive Officer

PURCHASERS:

MEF I, LP

By: Magna GP LLC, in its capacity as General Partner

By:	/s/ Joshua Sason
Name:	Joshua Sason
Title:	Managing Member

Address:

40 Wall Street
58th Floor
New York, New York 10005

RIVERSIDE MERCHANT PARTNERS

By:	/s/ David A. Bocchi
Name:	David A. Bocchi
Title:	Managing Member

Address:

1581 Franklin Ave.
P.O. Box 149
Garden City, New York 11530

[Signature Page to Consent and Payoff Agreement]

Exhibit A

ALLOCATION OF PAYOFF AMOUNT

Purchaser	Payoff Amount
MEF I, LP	$377,849.69
Riverside Merchant Partners LLC	$377,849.69

TOTAL	$755,699.38